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                          [Alston & Bird Letterhead]


                                                                     EXHIBIT 8.1

Philip C. Cook                                         Direct Dial: 404-881-7000


                                 April 17, 1997


CytRx Corporation
154 Technology Parkway
Norcross, Georgia  30092
Attn:  Jack I Luchese

Vaxcel, Inc.
154 Technology Parkway
Norcross, Georgia  30092
Attn:  Paul Wilson

Zynaxis, Inc.
371 Phoenixville Pike
Malvern, Pennsylvania  19355
Attn:  Martyn D. Greenacre

     Re: PROPOSED CONTRIBUTIONS TO VAXCEL, INC. BY CYTRX CORPORATION, THE ZYNAXIS SHAREHOLDERS AND THE ZYNAXIS NOTEHOLDERS

Gentlemen:

         We have acted as counsel to CytRx Corporation ("CytRx") and Vaxcel, Inc., a wholly-owned subsidiary of CytRx ("Vaxcel"), in connection with the transfer of property to Vaxcel by a group of transferors (collectively, the "Transferor Group," and individually a "Transferor") in exchange for Vaxcel Common Stock and warrants to purchase Vaxcel Common Stock (the "Exchange"). The Transferor Group consists of (i) CytRx, (ii) the existing shareholders of Zynaxis (the "Zynaxis Shareholders"), and (iii) Euclid Partners III, L.P. and S.R. ONE, Ltd. (the "Noteholders").

         In our capacity as counsel to CytRx and Vaxcel, our opinion has been requested with respect to the qualification of the Exchange as a tax-free organization under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). All capitalized terms used herein without definition shall have the respective meanings specified in the


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Agreement and Plan of Merger and Contribution dated as of December 6, 1996 (the
"Agreement"). Unless otherwise specified, all Section references herein are to the Code.

                             INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

         (1)      The Agreement;

         (2)      the Note Exchange Agreement;

         (3)      the Preferred Stock and Warrant Agreement;

         (4)      the Secured Loan Agreement;

         (5)      the Senior Secured Note; and

         (6) Such additional documents as we have considered relevant (together, the "Transaction Documents").

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

         We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of CytRx, Vaxcel, and Zynaxis.

                           SUMMARY OF THE TRANSACTION

         You have advised us that the Transferor Group desires to consolidate the activities of Vaxcel and Zynaxis, including the development of technologies. To achieve this goal, the members of the Transferor Group will transfer the following property to Vaxcel pursuant to the Agreement:

         (i) CytRx will contribute the Senior Credit Facility and an amount of cash (the "Cash Payment");

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         (ii) the Zynaxis Shareholders will contribute all of the outstanding shares of Zynaxis Capital Stock and warrants to purchase Zynaxis Capital Stock to Vaxcel by means of a merger (the "Merger") of Vaxcel Merger Sub, a newly-formed, wholly-owned subsidiary of Vaxcel, with and into Zynaxis; and

         (iii) the Noteholders will contribute the convertible demand promissory notes issued by Zynaxis (the "Notes") to Vaxcel by means of the Merger.

                                      CYTRX

         (1) In the Exchange, CytRx will contribute the Senior Credit Facility and the Cash Payment. The amount of the Cash Payment to be contributed by CytRx will be equal to the excess, if any, of $4,000,000 over the sum, as of the Closing Date, of (i) the aggregate principal and interest balance outstanding under the Senior Secured Note; and (ii) the product of (A) the Per Share Price multiplied by (B) the number of votes entitled to be cast by the holders of Zynaxis Capital Stock who elect to exercise their statutory dissenters' rights or their objection rights, if any, under Section 2545 of the PBCL in excess of three percent (3%) of the votes that could be cast by all holders of Zynaxis Capital Stock voting together as a single class. In the Exchange, Vaxcel will deliver to CytRx: (a) one certificate for One Million Three Hundred Seventy Four Thousand Nine Hundred Ninety-Six (1,374,996) shares of Vaxcel Common Stock; (b) a certificate for a number of shares of Vaxcel Common Stock equal to the product of the Exchange Ratio, as defined in the Agreement, times the number of shares of Zynaxis Common Stock for which Vaxcel is required to pay cash pursuant to
Section 3.4(b) of the Agreement and the provisions of the PBCL to which it refers; and (c) a warrant agreement substantially in the form of Exhibit 1 to the Agreement (the "CytRx Warrant").

                                 ZYNAXIS MERGER

         (2) Vaxcel Merger Sub will be organized as a corporation under the laws of the State of Georgia, but will conduct no business activities other than consummation of the Merger.

         (3) Subject to the terms and conditions of the Agreement, at the Effective Time, Vaxcel Merger Sub shall be merged with and into Zynaxis in accordance with the provisions of Section 1921 et seq. of the PBCL and Sections 252 and 258 of the DGCL and with the effects provided in Section 1929 of the PBCL and 259 of the DGCL. Zynaxis shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Vaxcel and shall continue to be governed by the Laws of the Commonwealth of Pennsylvania. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of

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Directors of CytRx, Zynaxis, Vaxcel Merger Sub, and Vaxcel, and by Vaxcel, as
the sole stockholder of Vaxcel Merger Sub.

         (4) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of CytRx, Vaxcel, Vaxcel Merger Sub, or Zynaxis, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of capital stock of Vaxcel issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of Vaxcel Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Zynaxis Common Stock.

                  (c) Each share of Zynaxis Common Stock (excluding shares held by any Zynaxis Company or any Vaxcel Company, and excluding shares held by shareholders who perfect their statutory dissenters' rights or objection rights under Section 2545 of PBCL as provided in Section 3.3 of the Agreement) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of shares of Vaxcel Common Stock equal to the Exchange Ratio.

                  (d) Each share of Zynaxis Preferred Stock (excluding shares held by any Zynaxis Company or any Vaxcel Company, and excluding shares held by shareholders who perfect their statutory dissenters' rights or objection rights under Section 2545 of PBCL as provided in Section 3.3 of the Agreement) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the number of shares of Vaxcel Common Stock equal to two times the Exchange Ratio.

         (5) Any holder of shares of Zynaxis Capital Stock who perfects his or her dissenters' rights in accordance with and as contemplated by Section 1930 of the PBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the PBCL and surrendered to Zynaxis the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Zynaxis fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Vaxcel shall issue

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and deliver the consideration to which such holder of shares of Zynaxis Capital
Stock is entitled under Article 3 of the Agreement (without interest) upon surrender by such holder of the certificate or certificates representing shares of Zynaxis Capital Stock held by him. If and to the extent required by applicable Law, Vaxcel will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to Vaxcel.

         (6) Any holder of shares of Zynaxis Capital Stock who objects to the transaction and in accordance with and as contemplated by Sections 2544 and 2546 of the PBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any objecting shareholder unless and until such objecting shareholder has complied with the applicable provisions of the PBCL and surrendered to Zynaxis the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time an objecting shareholder of Zynaxis fails to give proper notice and surrender his certificates as required by Section 2547 of the PBCL, or otherwise effectively withdraws or loses his right to appraisal and of payment for his shares, Vaxcel shall issue and CytRx and Vaxcel shall deliver the consideration to which such holder of shares of Zynaxis Capital Stock is entitled under Article 3 of the Agreement (without interest) upon surrender by such holder of the certificate or certificates representing shares of Zynaxis Capital Stock held by him. If and to the extent required by applicable Law, Vaxcel will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to objecting shareholders. Upon satisfaction of all claims of objecting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to Vaxcel.

         (7) Notwithstanding any other provision of the Agreement, each holder of shares of Zynaxis Common Stock and each holder of shares of Zynaxis Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Vaxcel Common Stock (after taking into account all whole shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Vaxcel Common Stock divided by the Exchange Ratio and multiplied by the Per Share Price.

         (8) At the Effective Time, each option or other Equity Right to purchase shares of Zynaxis Common Stock pursuant to stock options or stock appreciation rights ("Zynaxis Options") granted by Zynaxis under the Zynaxis Stock Plan which are
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outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Vaxcel Common Stock, and Vaxcel shall assume each Zynaxis Option, in accordance with the terms of the Zynaxis Stock Plan and stock option agreement by which it is evidenced on substantially the same terms and conditions.

         (9) As soon as practicable after the Effective Time, Vaxcel shall deliver to the participants in the Zynaxis Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to the Zynaxis Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) of the Agreement after giving effect to the Merger), and Vaxcel shall comply with the terms of the Zynaxis Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Zynaxis Stock Plan, that Zynaxis Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Vaxcel shall take all corporate action necessary to reserve for issuance sufficient shares of Vaxcel Common Stock for delivery upon exercise of Zynaxis Options assumed by it in accordance with Section 3.5 of the Agreement. As soon as practicable after the Effective Time, Vaxcel shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Vaxcel Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

         (10) All contractual restrictions or limitations on transfer with respect to Zynaxis Common Stock awarded under the Zynaxis Stock Plan or any other plan, program, Contract or arrangement of any Zynaxis Company, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of Vaxcel Common Stock into which such restricted stock is converted pursuant to Section 3.1 of the Agreement.

                                ZYNAXIS WARRANTS

         (11) At the Effective Time, each warrant to purchase shares of Zynaxis Common Stock which is outstanding at the Effective Time and is held by a party to the Preferred Stock and Warrant Agreement (a "Securityholder") shall be exchanged for a warrant to purchase a number of shares of Vaxcel Common Stock equal to: (i) the number of shares of Common Stock of Zynaxis as the Warrants held by such undersigned are exercisable to purchase at that time multiplied by
(ii) the Exchange Ratio (the "New
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Warrant") in accordance with the terms of the Agreement and the Preferred Stock and Warrant Agreement.

         (12) At the Effective Time, each warrant to purchase shares of Zynaxis Common Stock which is outstanding at the Effective Time and is not being exchanged for a warrant to purchase Vaxcel Common Stock in accordance with
Section 3.6 of the Agreement and pursuant to the Preferred Stock and Warrant Agreement (a "Non-Financing Warrant") shall be converted into and become a warrant to purchase shares of Vaxcel Common Stock, and Vaxcel shall assume each such warrant, in accordance with the terms of the warrant agreement by which it is evidenced, except that from and after the Effective Time, (i) each Non-Financing Warrant assumed by Vaxcel may be exercised solely for shares of Vaxcel Common Stock, (ii) the number of shares of Vaxcel Common Stock subject to such Non-Financing Warrant shall be equal to the number of shares of Zynaxis Common Stock subject to such Non-Financing Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Non-Financing Warrant shall be adjusted by dividing the per share exercise price under each such Non-Financing Warrant by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, Vaxcel shall not be obligated to issue any fraction of a share of Vaxcel Common Stock upon exercise of such Non-Financing Warrants and any fraction of a share of Vaxcel Common Stock that otherwise would be subject to a converted Non-Financing Warrant shall represent the right to receive a cash payment upon exercise of such converted Non-Financing Warrant equal to the product of such fraction and the difference between the market value of one share of Vaxcel Common Stock at the time of exercise of such converted Non-Financing Warrant and the per share exercise price of such converted Non-Financing Warrant. The market value of one share of Vaxcel Common Stock at the time of exercise of a converted Non-Financing Warrant shall be the last sale price of a share of Vaxcel Common Stock on the Nasdaq SmallCap Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Vaxcel) on the last trading day preceding the date of exercise.

         (13) As soon as practicable after the Effective Time, Vaxcel shall deliver to the holders of Non-Financing Warrants an appropriate notice setting forth such participant's rights pursuant thereto and the converted Non-Financing Warrants shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.7(a) of the Agreement after giving effect to the Merger). At or prior to the Effective Time, Vaxcel shall take all corporate action necessary to reserve for issuance sufficient shares of Vaxcel Common Stock for delivery upon exercise of converted Non-Financing Warrants assumed by it in accordance with Section 3.7 of the Agreement.

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                               ZYNAXIS NOTEHOLDERS

         (14) Upon consummation of the Merger, each Note held by a Noteholder shall be exchanged for the number of shares (the "Note Shares") of Vaxcel Common Stock equal to the Exchange Ratio multiplied by the quotient (rounded down to the nearest whole share) obtained by dividing the unpaid principal amount of such Note, together with unpaid interest thereon accrued through September 30, 1996, by the Per Share Price. At the Closing each holder of a Note shall deliver its Notes to Vaxcel who shall then contribute such Notes to the capital of Zynaxis by marking the Notes "Paid in Full" and delivering them to Zynaxis. Vaxcel shall thereupon deliver to each such Noteholder in exchange therefor a certificate representing all the Note Shares to be issued in exchange therefor, duly registered in the name of such holder, free and clear of any liens, security interests or other defects of title.

         (15) Each of the undersigned Noteholders agrees that: (i) upon execution of the Note Exchange Agreement all rights that the Noteholder may have to require the Zynaxis to register securities of the Zynaxis for sale under applicable state and federal securities laws ("Registration Rights") are suspended pending the Closing, and (ii) upon consummation of the Merger all such Registration Rights will be terminated and such Noteholder will have such registration rights as are provided for such Noteholder in the Agreement. If the Agreement is terminated for any reason, beginning at the time of such termination the undersigned Noteholder shall have such Registration Rights as such Noteholder would have had at such time if such Registration Rights had not been suspended pursuant to the preceding sentence.

         (16) The Vaxcel Common Stock received by the Transferor Group for the property transferred, together with shares of Vaxcel Capital Stock held by CytRx prior to the Exchange, will represent one hundred percent (100%) of the outstanding Vaxcel Capital Stock following the transaction.

                                 REPRESENTATIONS

         With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

         (1) The property being transferred by the Transferor Group to Vaxcel in the Exchange consists of (i) the Senior Secured Credit Facility, (ii) the Cash Payment, (iii) Zynaxis Capital Stock, and (iv) the Notes. Other than with respect to any cash received by shareholders of Zynaxis Capital Stock pursuant to Section 3.3 of the Agreement ("Dissenters' Rights") or cash received in lieu of fractional shares of Vaxcel Common





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Stock, there is no consideration being issued to any Transferor in exchange for such property other than Vaxcel Common Stock or warrants for Vaxcel Common
Stock.

         (2) No accounts receivable, commissions due, patents, patent applications, copyrights, technical know-how, or licenses (other than third-party licenses as to which all rights will be transferred) will be transferred to Vaxcel in the Exchange, except as provided in the Technology Development Agreement.

         (3) No Vaxcel Common Stock or warrants for Vaxcel Common Stock will be issued for services rendered to or for the benefit of Vaxcel, Vaxcel Merger Sub or Zynaxis in connection with the Exchange.

         (4) No Vaxcel Common Stock or warrants for Vaxcel Common Stock will be issued in the Exchange for any indebtedness of Vaxcel or for interest on indebtedness of Vaxcel.

         (5) Aside from the indebtedness which has arisen in the ordinary course of business, there is no indebtedness between any Transferor and Vaxcel, and there will be no indebtedness created in favor of any Transferor as a result of the Exchange.

         (6) None of the assets to be transferred to Vaxcel will be received by a Transferor as part of a plan of liquidation of another corporation.

         (7) None of the Transferors will retain any rights or interest in the property transferred to Vaxcel in the Exchange.

         (8) The Exchange is not the result of the solicitation by a promoter, broker, or investment banking house.

         (9) The Exchange will occur pursuant to a plan agreed upon before the consummation of the proposed transaction in which the rights of the parties are defined.

         (10) The Exchange will occur at approximately the same time.

         (11) There is no plan or intention on the part of Vaxcel to redeem or otherwise reacquire any of the Vaxcel Common Stock to be issued or issuable upon the exercise of any warrants issued in the Exchange.

         (12) As of the date of the Exchange, the Transferors have no plan or intention to sell or otherwise dispose of an amount of the Vaxcel Common Stock or warrants for Vaxcel Common Stock received by them in the Exchange that would cause the




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Transferors to not be in "control" of Vaxcel. For purposes of this Tax Opinion,
"control" means ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock.

         (13) Other than as set forth in the Transaction Documents, Vaxcel has no plan or intention to issue any additional shares of Vaxcel Common Stock or options or rights to acquire Vaxcel Common Stock, except shares of Vaxcel Common Stock issued pursuant to the exercise of warrants issued in the Exchange.

         (14) Taking into account any issuance of additional shares of Vaxcel Capital Stock; any issuance of Vaxcel Capital Stock for services; the exercise of stock rights, warrants, or subscriptions for Vaxcel Capital Stock; a public offering of Vaxcel Capital Stock; and the sale, exchange, transfer by gift or other disposition of any of the Vaxcel Common Stock to be received in the Exchange, the Transferor Group will be in control of Vaxcel immediately after the Exchange.

         (15) The fair market value of the Vaxcel Common Stock or warrants for Vaxcel Common Stock, or both, to be received by each Transferor will, in each instance, be approximately equal to the fair market value of the property (less any liabilities assumed or any liabilities to which the transferred property is taken subject to) surrendered by such Transferor in exchange therefor.

         (16) Vaxcel will remain in existence and use the property transferred to it in the Exchange in a trade or business. There is no plan or intention to liquidate Vaxcel.

         (17) As of the consummation of the Exchange, Vaxcel has no plan or intention to dispose of any of the property transferred to it in the Exchange, other than in the normal course of business operations.

         (18) Each of the parties to the Exchange will pay its own expenses, if any, incurred in connection with the proposed transaction (except as provided in Article 11.2 of the Agreement).

         (19) Vaxcel is not now an investment company and will not become an investment company as a result of the Exchange. For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation more than eighty percent (80%) of the value of whose assets (excluding cash and nonconvertible debt obligations) are held for investment and are readily marketable stocks or securities, or interests in regulated investment companies or real estate investment trusts. In making this determination, stock and


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securities held by a parent corporation in subsidiary corporations shall be disregarded and the parent corporation will be deemed to own its ratable share of its subsidiaries' assets. A corporation will be considered a subsidiary if the parent owns fifty percent (50%) or more of (i) the combined voting power of all classes of stock entitled to vote, or (ii) the total value of shares of all classes of stock outstanding.

         (20) No Transferor is under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court, and none of the Vaxcel Common Stock or the warrants for Vaxcel Common Stock, or both, received by each Transferor in the Exchange will be used to satisfy the indebtedness of any debtor.

         (21) Vaxcel will not be a "personal service corporation" within the meaning of Section 269A of the Code. For this purpose, "personal service corporation" means a corporation the principal activity of which is the performance of personal services and such services are substantially performed by employee-owners (i.e., employees who actually or constructively own on any day of the taxable year more than 10% of the outstanding stock such corporation).

         (22) The adjusted basis and the fair market value of the property to be transferred by each Transferor will, in each instance, be equal to or exceed the sum of such Transferor's liabilities, if any, to be assumed by Vaxcel and to which the transferred property is subject.

         (23) The liabilities, if any, of each Transferor to be assumed by Vaxcel were incurred in the ordinary course of business and are associated with the property to be transferred.

         (24) Compensation, if any, paid to the former employee-shareholders of Zynaxis who continue as employees of Zynaxis or Vaxcel (i) will be for services actually rendered, (ii) will be commensurate with amounts paid to third parties bargaining at arm's length for similar services, and (iii) will not represent consideration for (i) Zynaxis Capital Stock, (ii) warrants for Zynaxis Capital Stock, or (iii) Notes surrendered in the Zynaxis Exchange or Noteholder Exchange.

         (25) The fair market value of the property transferred by CytRx to Vaxcel in the Exchange is equal to, or in excess of, ten percent (10%) of the fair market value of the stock and securities of Vaxcel already owned by CytRx.

         (26) The Transaction Documents represent the entire understanding of the parties to the Exchange with respect to the Exchange.


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         (27) The transactions relating to the Exchange are being undertaken for bona fide business purposes, are based on arms-length negotiation, and are not being undertaken and are not expected to have a tax avoidance purpose or affect.

                                    OPINIONS

         Based solely on the information submitted and the representations set forth above, we are of the opinion that for federal income tax purposes:

         (1) Generally, no gain or loss will be recognized to CytRx, the Zynaxis Shareholders, or the Noteholders upon the transfer of property to Vaxcel solely in exchange for Vaxcel Common Stock. Sections 351(a).

         (2) No gain or loss will be recognized to Vaxcel upon its receipt of property solely in exchange for Vaxcel Common Stock. Section 1032(a).

         (3) The basis of the Vaxcel Common Stock to be received by each Transferor will be the same as the basis of the property exchanged therefor, plus any gain recognized by such Transferor on the exchange and less the basis allocated to any fractional share of Vaxcel Common Stock settled by cash payment. Section 358.

         (4) The basis to Vaxcel of the property to be received in the exchange will be the same as the basis of such property in the hands of the Transferor immediately prior to the exchange, increased by the amount of gain recognized by such Transferor as a result of the exchange. Section 362(a)(1).

         (5) The holding period of the Vaxcel Common Stock to be received by each Transferor will include the holding period of the property exchanged therefor, provided that such property is held as a capital asset on the date of the exchange or as property described in Section 1231. Section 1223(1).

         (6) The holding period of the property to be received by Vaxcel in the exchange will, in each instance, include the period during which such property was held by the Transferor. Section 1223(2).

         (7) The payment of cash in lieu of fractional shares of Vaxcel Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by Vaxcel. These cash payments will be treated as having been received as



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distributions in full payment in exchange for the fractional shares of Vaxcel
Common Stock as provided in Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

         (8) Where solely cash is received by a Transferor in exchange for its shares of Zynaxis Capital Stock pursuant to the exercise of Dissenters' Rights, such cash will be treated as having been received in redemption of its shares of Zynaxis Capital Stock, subject to the provisions and limitations of Section 302 of the Code.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transactions, including, but not limited to, adjustments that may be determined to be necessary by reason of a change in method of accounting, any possible recognition of deferred inter-company gain, the recovery of tax benefit items (under Section 111 or otherwise), any recapture of investment tax credits, the application of the assignment of income doctrine (and similar principles), the conversion of Zynaxis Options, the exchange of warrants for Zynaxis Common Stock for either New Warrants or Non-Financing Warrants, the receipt by CytRx of a warrant for shares of Vaxcel Common Stock, and any limitations on the use of Zynaxis' net operating losses.


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         This opinion is being provided solely for the benefit of CytRx, Vaxcel and Zynaxis. No other person or party shall be entitled to rely on this opinion.


                                         Very truly yours,

                                         ALSTON & BIRD


                                         By:      /s/ Philip C. Cook
                                             ---------------------------------
                                                     Philip C. Cook